Exhibit 99.1

Press Releases

Verso Corporation Announces Date of Annual Meeting of Stockholders

MIAMISBURG, Ohio, Oct. 3, 2019 /PRNewswire/ -- Verso Corporation ("Verso" or the "Company") (NYSE: VRS) has established January 21, 2020 as the date for its 2019 annual meeting of stockholders (the "Annual Meeting"). The Annual Meeting will be held in New York, New York at 10 a.m. Eastern Time at a location to be announced at a later date. Verso's stockholders of record at the close of business on December 16, 2019, will be entitled to notice of the Annual Meeting and to vote upon matters considered at the Annual Meeting.

Alan Carr, Co-Chairman of the Board of Directors of Verso (the "Board"), stated, "As we announced previously in June 2019, the Company, with the assistance of Houlihan Lokey Capital, Inc., has undertaken a review to identify and evaluate a wide range of potential strategic alternatives. That review is ongoing, and we believe that it is prudent, and in the best interests of our stockholders, to provide sufficient time for that review to conclude before we hold the Annual Meeting."

Gene Davis, Co-Chairman of the Board, added, "Our strategic review, which has been both thorough and comprehensive, has taken longer than we had initially thought it would. That said, we believe we are approaching the end of the process and we currently expect to announce the results thereof prior to the filing of our proxy materials. We would like to thank our stockholders for their support and patience."

Verso will send the definitive proxy statement to stockholders of record, which will contain important information about the Annual Meeting and the matters to be considered.

About Verso
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

SOURCE Verso Corporation

For further information: Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, (937) 528-3700, kathi.rowzie@versoco.com; Investor contact: (937) 528-3220, investor.relations@versoco.com